UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 15, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of USA Technologies, Inc. to be held at 10:00 a.m., Eastern Time, on June 18, 2014, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041. This proxy statement contains information about our Company and the four proposals to be voted upon by shareholders at the Annual Meeting. Please give this information your careful attention.

In connection with the Annual Meeting, enclosed herewith is the proxy statement and a proxy card. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote on the Internet or by telephone. If you are a holder of record, you may also vote by mail by completing, dating and signing the enclosed proxy card and returning it in the enclosed, postage-paid envelope furnished for that purpose. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

I look forward to seeing you at the Annual Meeting.  In the meantime, please feel free to contact me with any questions you may have.

Sincerely,

/s/ Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

USA TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2014

 To our Shareholders:

The Annual Meeting of Shareholders of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), will be held at 10:00 a.m., Eastern Time, on June 18, 2014, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041, for the following purposes:

1.	The election of seven directors to serve until the 2015 Annual Meeting of Shareholders;

2.	To act upon a proposal to ratify the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for fiscal year 2014;

3.	To act upon a proposal to approve the USA Technologies, Inc. 2014 Stock Option Incentive Plan;

4.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

The Board of Directors has fixed the close of business on April 4, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to vote your shares via the Internet or telephone or by completing and returning by mail the enclosed proxy card. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you want to, as your proxy is revocable at your option.

We have enclosed a copy of the Company’s Annual Report on Form 10-K for the 2013 fiscal year with this notice and proxy statement.

By Order of the Board of Directors,

/s/ Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2014
The proxy statement, form of proxy card, and annual report on Form 10-K of USA Technologies, Inc. are available at:
http://www.astproxyportal.com/ast/14591

USA TECHNOLOGIES, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
June 18, 2014

 GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m., Eastern Time, on June 18, 2014, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041.

 The Company’s principal executive offices are located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355.

 PROXY STATEMENT QUESTIONS AND ANSWERS

 Why have I been furnished this proxy statement?

This proxy statement is first being mailed to shareholders on or about May 15, 2014. You have been furnished with this proxy statement because you owned shares of Common Stock, no par value (“Common Stock”), or Series A Convertible Preferred Stock, no par value (“Series A Preferred Stock”), of the Company at the close of business on April 4, 2014, the record date for the Annual Meeting. Our Board of Directors has delivered printed versions of these materials to you by mail in connection with the Board’s solicitation of proxies on behalf of the Company for use at our Annual Meeting.

 What will I be voting on?

 You will be voting on:

1.	The election of Deborah G. Arnold, Steven D. Barnhart, Joel Brooks, Stephen P. Herbert, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch to serve as directors until the 2015 Annual Meeting of Shareholders;

2.	A proposal to ratify the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for fiscal year 2014;

3.	A proposal to approve the USA Technologies, Inc. 2014 Stock Option Incentive Plan;

4.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

5.	Such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

Could other matters be voted on at the Annual Meeting?

As of May 15, 2014, the items listed in 1 through 4 in the preceding question are the only matters which the Board intends to present at the Annual Meeting. If any other matters are properly presented for action, the persons named in the form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of the Company.

How does the Board recommend I vote on the proposals?

The Board recommends a vote for each of the Board’s director nominees identified in Item 1, and for Items 2, 3 and 4.

How can I obtain directions to attend the Annual Meeting and vote in person?

The Merion Cricket Club, where the Annual Meeting will be held, is located at 325 Montgomery Avenue, Haverford, Pennsylvania 19041. You may obtain directions to the venue by contacting The Merion Cricket Club at (610) 642-5800 or by accessing their website at www.merioncricket.com, and clicking on the “Maps and Directions” link.

Who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. Such solicitation may also be made on behalf of the Company by the Company’s directors, officers or employees in person or by telephone, facsimile transmission or telegram. Employees, officers or directors will not receive any additional compensation for these solicitation activities.

Where can I access an electronic copy of the proxy statement and Annual Report on Form 10-K for the year ended June 30, 2013?

You may access an electronic copy of the proxy statement, form of proxy card, and the Annual Report on Form 10-K for the year ended June 30, 2013 at: http://www.astproxyportal.com/ast/14591.

Who is entitled to vote at or attend the Annual Meeting?

Only holders of Common Stock or Series A Preferred Stock of record at the close of business on April 4, 2014 will be entitled to notice of and to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number. On April 4, 2014, the record date for the Annual Meeting, the Company had issued and outstanding 35,553,270 shares of Common Stock and 445,063 shares of Series A Preferred Stock.

Shareholders of Record.  If, on the record date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, your name will be verified against the list of shareholders as of the record date. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

Beneficial Owners.  If, on the record date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the Annual Meeting. If you want to attend the Annual Meeting, you must provide proof of beneficial ownership as of the record date, such as your account statement reflecting ownership as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

How do I vote my shares?

You may vote either in person at the Annual Meeting or by proxy.

-- At the Annual Meeting.  Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

-- To vote by proxy, you must select one of the following options:

1.	Vote on the Internet:

•	Access www.voteproxy.com.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site or scan the QR code with your smartphone.

•	Submit the electronic proxy by 11:59 p.m., Eastern Time, on June 17, 2014.

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

2.	Vote by Telephone:

•	Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, from any touch-tone telephone.

•	Have the proxy card in hand.

•	Follow the instructions provided by the recorded message.

•	Transmit the telephone proxy by 11:59 p.m., Eastern Time, on June 17, 2014.

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

3.	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•	Return the proxy card in the postage-paid envelope provided as soon as possible.

•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the enclosed proxy card. You may also log on or call the toll-free telephone number to change your vote.

Can I change my vote or revoke my proxy?

Yes. Whether you vote by Internet, or by telephone, or submit a proxy card with your voting instructions, you may revoke or change your vote by:

•	casting a new vote on the Internet or telephone,

•	submitting another written proxy with a later date,

•	sending a written notice of the change in your voting instructions to the Secretary of the Company if received the day before the Annual Meeting,

•	if you are a beneficial owner, by following the instructions sent to you by your broker, bank or other agent, or

•	voting in person at the Annual Meeting. Please note that your mere attendance at the Annual Meeting will not revoke a proxy.

 How are votes counted?

Shares of Common Stock or Series A Preferred Stock represented by properly executed proxy cards, or voted by proxy over the Internet or telephone, and received in time for the Annual Meeting will be voted in accordance with the instructions specified in the proxies. Any proxy not specifying to the contrary will be voted for the seven nominees for directors listed in Item 1 referred to in the Notice of Annual Meeting, and in favor of the adoption of the proposals in Items 2, 3 and 4. If you grant a proxy, either of the officers named as proxy holders, Stephen P. Herbert and David M. DeMedio, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Annual Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or other candidates nominated by our Board.

The inspector of elections designated by the Company will use procedures consistent with Pennsylvania law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

 What are the securities entitled to vote at the Annual Meeting?

Each share of Common Stock issued and outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. Each share of Series A Preferred Stock issued and outstanding on the record date is entitled to 0.1940 of a vote on each matter presented at the Annual Meeting, with any fractional vote being rounded to the nearest whole number. As of the record date, 35,553,270 shares of Common Stock were issued and outstanding and 445,063 shares of Series A Preferred Stock were issued and outstanding.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a particular matter by the shareholders at the Annual Meeting is necessary to constitute a quorum for purposes of consideration and action on the matter. Votes withheld from director nominees and abstentions on the other proposals to be considered at the Annual Meeting will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.  The holders of the Common Stock and Series A Preferred Stock vote together, and not as separate classes.  If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

How is each proposal to be adopted at the Annual Meeting?

If a quorum is present, the votes required for the election of the seven nominees for directors and for the three other proposals to be considered at the Annual Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

- Item 1: The seven nominees for directors receiving the highest number of votes will be elected directors. Broker non-votes will not have any effect on the election of directors.

- Item 2: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the ratification of the selection of our independent auditors. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

- Item 3:  The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the 2014 Stock Option Incentive Plan. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

- Item 4: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

What is a broker non-vote?

Shares of stock held in street name with regard to which the broker or other nominee holding them indicates on a proxy that the broker has not received instructions from the beneficial owner to vote those shares in a particular manner are referred to as broker non-votes. Broker non-votes will have no effect in determining whether a proposal will be adopted at the Annual Meeting although they will be counted as present for purposes of determining the existence of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth, as of April 4, 2014, the beneficial ownership of the Common Stock of each of the Company’s directors and executive officers and the other employees named in the Summary Compensation Table set forth below, as well as by the Company’s directors and executive officers as a group. The Company is not aware of any beneficial owner of more than five percent of the Common Stock. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of	Number of Shares		Percent of
Beneficial Owner(1)	of Common Stock (2)		Class

Deborah G. Arnold
9704 Clos du Lac Circle	39,861		*
Loomis, California 95630

Steven D. Barnhart
1 W. Onwentsia Road	231,903		*
Lake Forest, Illinois 60045

Joel Brooks
721 Route 202/206, Suite 130	35,000		*
Bridgewater, New Jersey 08807

David M. DeMedio
100 Deerfield Lane, Suite 140	137,632		*
Malvern, Pennsylvania 19355

Stephen P. Herbert
100 Deerfield Lane, Suite 140	396,656	(3)	1.12%
Malvern, Pennsylvania 19355

Michael Lawlor
100 Deerfield Lane, Suite 140	35,552		*
Malvern, Pennsylvania 19355

Albin F. Moschner
1022 Aynsley Avenue	479,617	(4)	1.35%
Lake Forest, Illinois 60045

Jack E. Price
12942 NE 24th Street	10,000		*
Bellevue, Washington 98005

William J. Reilly, Jr.
1280 South Concord Road	37,341	(5)	*
West Chester, Pennsylvania 19382

Cary Sagady
100 Deerfield Lane, Suite 140	5,050		*
Malvern, Pennsylvania 19355

William J. Schoch
300 Montgomery Street, #400	38,403	(6)	*
San Francisco, California 94104

All Current Directors and Executive Officers	1,406,413		3.96%
As a Group (9 persons)

*Less than one percent (1%)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of April 4, 2014, are deemed to be beneficially owned for purposes hereof.

(2) The percentage of common stock beneficially owned is based on 35,553,270 shares outstanding as of April 4, 2014.

(3) Includes 32,010 shares of Common Stock beneficially owned by Mr. Herbert’s child, and 27,440 shares of Common Stock beneficially owned by his spouse. Includes 23,809 shares which would become vested upon the attainment of a closing price of at least $2.50 per share for thirty consecutive trading days at any time prior to September 5, 2015.

(4) Includes 1,358 shares underlying Series A Preferred Stock. Includes 3,334 shares issued to Mr. Moschner as a director of the Company which vest on August 10, 2014.

(5)  Includes 100 shares of Common Stock beneficially owned by Mr. Reilly’s child. Includes 3,334 shares issued to Mr. Reilly as a director of the Company which vest on August 10, 2014.

(6)  Includes 3,334 shares issued to Mr. Schoch as a director of the Company which vest on August 10, 2014.

Series A Preferred Stock

Other than the 7,000 shares of preferred stock beneficially owned by Mr. Moschner, there were no shares of Series A Preferred Stock that were beneficially owned as of April 4, 2014 by the Company’s directors, executive officers, or the other employees named in the Summary Compensation Table set forth below.

ITEM 1
ELECTION OF DIRECTORS

The Board of Directors has nominated, and recommends the election of the seven persons listed below to serve as directors of the Company. Each of these nominees is currently serving as a director. The Board has determined that the following six nominees are independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC: Deborah G. Arnold, Steven D. Barnhart, Joel Brooks, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch. The following information is furnished with respect to each nominee for election as a director:

Name	Age	Position(s) Held
Deborah G. Arnold (4)	64	Director
Steven D. Barnhart (2)(3)	53	Lead Independent Director
Joel Brooks (1)	55	Director
Stephen P. Herbert	51	Chief Executive Officer, Chairman of the Board of Directors
Albin F. Moschner(3)	61	Director
William J. Reilly, Jr. (1)(4)	65	Director
William J. Schoch (4)	49	Director

(1)	Member of Audit Committee
(2)	Lead independent director
(3)	Member of Compensation Committee
(4)	Member of Nominating and Corporate Governance Committee

Each director to be elected at the Annual Meeting will hold office until the 2015 Annual Meeting of Shareholders, and until his or her successor has been elected and qualified. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board may fill any vacancy by a vote of a majority of the directors then in office. A director appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor.

Deborah G. Arnold joined the Board of Directors of the Company in February 2012. Ms. Arnold is the Chair of our Nominating and Corporate Governance Committee. She has served on the Advisory Board of the Grameen Technology Center from October 2002 to February 2012, and was on the Advisory Boards of the United Nations Year of Microfinance from January 2005 to December 2006. Ms. Arnold was Vice President of Global Consumer Products at Visa International from May 2001 to October 2006, and prior thereto she led the global smart card migration effort from October 1998 to May 2001. Ms. Arnold also led the development of a new payment product, Visa Horizon, for emerging markets from July 1995 to September 1998. Prior to joining Visa, she held a variety of executive positions in the telecommunications and financial services industries. In her consulting practice, Ms. Arnold has supported various organizations in the strategic planning and marketing of their products and programs. She has been deeply involved in driving the development of Near Field Communication technology and standards, initially as a founding member of the NFC Forum in 2004 and, from 2011 until 2013, as the director of the 165+ member organization. Ms. Arnold holds a Bachelor of Arts degree from Duke University, obtained in 1972, as well as a certificate from Universite de Lausanne in Lausanne, Switzerland, awarded in 1971. We believe that Ms. Arnold’s record within the payments industry, both domestically and internationally, and her track record of helping companies develop strategies to capitalize on the abundant opportunities in the industry provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Steven D. Barnhart was appointed to the Board of Directors in October 2009. Mr. Barnhart is the Company’s lead independent director and is a member of our Compensation Committee. Since August 2012, Mr. Barnhart has served as the Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores, Inc. From January 2010 to June 2012, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer of Bally Total Fitness. Mr. Barnhart was Chief Executive Officer and President of Orbitz Worldwide from 2007 to January 2009, after holding other executive positions since 2003, when he joined the company. Prior to Orbitz Worldwide, he worked for PepsiCo and the Pepsi Bottling Group from 1990 to 2003, where he was Finance Director for the Southeast Business Unit of the Pepsi Bottling Group, and also held other finance and strategy roles at PepsiCo and Frito-Lay. Mr. Barnhart received a Bachelor of Science degree in Economics in 1984 from the College of the University of Chicago and a Masters in Business Administration in 1988 from the University of Chicago Booth School of Business. Mr. Barnhart served on the Board of Directors of Orbitz Worldwide from 2007 to January 2009. We believe Mr. Barnhart’s extensive executive experience and leadership skills, and prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Joel Brooks joined the Board of Directors of the Company during March 2007. Mr. Brooks is the Chair of our Audit Committee. Since December 2000, Mr. Brooks has served as the Chief Financial Officer, Treasurer and Secretary of Senesco Technologies, Inc., a biotechnology company whose shares are traded on the OTCQB. From September 1998 until November 2000, Mr. Brooks was the Chief Financial Officer of Blades Board and Skate, LLC, a retail establishment specializing in the action sports industry. Mr. Brooks was Chief Financial Officer from 1997 until 1998 and Controller from 1994 until 1997 of Cable and Company Worldwide, Inc. He also held the position of Controller at USA Detergents, Inc. from 1992 until 1994, and held various positions at several public accounting firms from 1983 through 1992. Mr. Brooks received his Bachelor of Science degree in Commerce with a major in Accounting from Rider University in February 1983. We believe Mr. Brooks’ extensive accounting and finance background, and his executive experience at Senesco Technologies provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Stephen P. Herbert has been our Chief Executive Officer and Chairman since November 30, 2011. He was elected a director in April 1996, and joined the Company on a full-time basis on May 6, 1996 as Executive Vice President. During August 1999, Mr. Herbert was appointed President and Chief Operating Officer of the Company. On October 5, 2011, Mr. Herbert was appointed as interim Chief Executive Officer and Chairman and, on November 30, 2011, he was appointed as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University. We believe Mr. Herbert’s position as the President and Chief Operating Officer of our Company until October 5, 2011 and as Chairman and Chief Executive Officer of the Company thereafter, his intimate knowledge and experience with all aspects of our Company, and his extensive vending experience at PepsiCo before joining our Company provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Albin F. Moschner joined the Board of Directors of the Company in April 2012. He is the chair of our Compensation Committee. Mr. Moschner served at Leap Wireless International, Inc. as the Chief Operating Officer from July 2008 to February 2011 and as Chief Marketing Officer from August 2004 to June 2008. Prior to joining Leap Wireless, Mr. Moschner served as President of the Verizon Card Services division of Verizon Communications, Inc. From January 1999 to December 2000, Mr. Moschner was President of One Point Services at One Point Communications. Mr. Moschner served at Zenith Electronics Corporation as President and Chief Executive Officer from 1995 to 1996 and as President, Chief Operating Officer and Director from 1994 to 1995. Mr. Moschner has also served in various managerial capacities at Tricord Systems, Inc. and International Business Machines Corp. Mr. Moschner has also been serving on the Board of Wintrust Financial Corporation since 1994. Mr. Moschner holds a Bachelor of Engineering in Electrical Engineering from The City College of New York, awarded in 1974, and a masters degree in Electrical Engineering, awarded by Syracuse University in 1979. We believe that Mr. Moschner’s marketing, manufacturing and wireless industry experience and long standing prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

William J. Reilly, Jr., joined the Board of Directors of the Company in July 2012. He is a member of our Audit and Nominating and Corporate Governance Committees. Mr. Reilly has been an independent consultant since January 2011. From September 2004 to November 2010, Mr. Reilly was President and Chief Executive Officer of Realtime Media, Inc., an interactive promotional marketing firm serving the pharmaceutical and consumer packaged goods markets. Following the sale of Realtime Media, Inc. in November 2010, Mr. Reilly was retained as a consultant until January 2011. From September 2002 to September 2004, Mr. Reilly was a principal at Chesterbrook Growth Partners, independent consultants to the private equity community. Between 1989 and 2002, Mr. Reilly served at various positions at Checkpoint Systems Inc., a multinational manufacturer and marketer of products and services for automatic identification, retail security, pricing and brand promotion, including as Chief Operating Officer, Executive Vice President, Senior Vice President of the Americas and Pacific Rim and Vice President of Sales. Prior to that, Mr. Reilly held national and sales management positions at companies in the medical electronics and telecommunications industries, including Minolta Corporation, Megatech Pty. Ltd. and Multitone Electronics PLC. He has also served on the Board of Veramark Technologies, Inc., a telecommunications software firm, from June 1997 to May 2008. Mr. Reilly graduated from Mount St. Mary’s University with a bachelors of science degree in Psychology in 1970. We believe that Mr. Reilly’s executive, business development and international experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

William J. Schoch joined the Board of Directors of the Company in July 2012. He is a member of our Nominating and Corporate Governance Committee. Mr. Schoch is the President and Chief Executive Officer of Western Payments Alliance, a non-profit payments association and has served in that capacity since March 2008. He serves on the Boards of Western Payments Alliance and NACHA, an industry trade association and the administrator of the Automated Clearing House (ACH) Network, and is on the steering committee of NACHA’s Council for Electronic Billing and Payment. From 1997 to 2008, Mr. Schoch worked at Visa International where, as the Vice President of Emerging Market Initiatives, he was responsible for the global development of the Visa Money Transfer Platform. Prior to that, Mr. Schoch served as a Vice President at Citibank, N.A. from 1989 to 1997, and as an Associate Director at NACHA from 1986 to 1989. Mr. Schoch obtained a Bachelor of Arts degree in 1986 from Indiana University of Pennsylvania with a major in Public Policy and a minor in Economics. We believe that Mr. Schoch’s experience and familiarity with the electronic payments industry and his leadership experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

Although  the Board of  Directors  has no reason to believe any of the nominees for director will be unable to accept such nomination, if such should occur, proxies will be voted  (unless  marked to the contrary)  for such  substitute  person or persons,  if any, as shall be  recommended  by the Board of Directors.  However, proxies will not be voted for more than seven directors.  Shareholders who do not wish their shares to be voted for a particular nominee may so direct in the space provided in the proxy card.

Cumulative voting rights do not exist with respect to the election of directors.  Pursuant to the Articles of Incorporation and Pennsylvania law, the directors of the Company are to be elected by the holders of the Common Stock and Series A Preferred Stock voting together, with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote, with each fractional vote being rounded to the nearest whole number.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SEVEN NOMINEES.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS

Independence of the Board of Directors

The Board of Directors has determined that Deborah G. Arnold, Steven D. Barnhart, Joel Brooks, Albin F. Moschner, William J. Reilly, Jr. and William J. Schoch, which members constitute a majority of the Board of Directors, are independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC.

Meetings of the Board of Directors

The Board of Directors of the Company held a total of twelve meetings during the fiscal year ended June 30, 2013.  Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees of which he or she was a member.  The Company’s policy regarding directors’ attendance at the annual meeting of shareholders, as described in the Company’s Corporate Governance Guidelines, is that all directors are strongly encouraged to attend the annual meeting. Seven of our directors attended the 2013 Annual Meeting.

During the fiscal year ended June 30, 2013, the independent directors held five executive sessions at which only the independent directors were present.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of the Board of Directors presently consists of Mr. Brooks (Chair), Jack E. Price and Mr. Reilly. The Board of Directors has determined that each member of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market LLC and under Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has also determined that Mr. Brooks is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee held four meetings during the 2013 fiscal year. The Audit Committee engages the Company’s independent accountants and is primarily responsible for approving the services performed by the Company’s independent accountants, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, and reviewing the adequacy and effectiveness of the Company’s internal controls. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board of Directors on April 11, 2006, a copy of which is accessible on the Company’s website, www.usatech.com. The Audit Committee’s report appears on page 21 of this proxy statement.

 Compensation Committee

The Compensation Committee of the Board of Directors presently consists of Mr. Moschner (Chair) and Mr. Barnhart. The Board of Directors has determined that each of the current members of the Compensation Committee is independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC. The Committee reviews and recommends compensation and compensation changes for the executive officers and directors of the Company and administers the Company’s incentive stock plans. The Compensation Committee met six times during the 2013 fiscal year. The Compensation Committee operates pursuant to a charter that was adopted by the Board of Directors in September 2007 and amended in May 2013, a copy of which is accessible on the Company’s website, www.usatech.com. The Compensation Committee Report appears on page 33 of this proxy statement.

Our Compensation Committee annually reviews and recommends for approval by the Board corporate goals and objectives relevant to the Chief Executive Officer and other executive officer's compensation, evaluates the Chief Executive Officer and other executive officer's performance in light of those goals and objectives, and recommends for approval to the Board the Chief Executive Officer's and other executive officer's compensation levels based upon this evaluation. The Committee has the authority to retain or obtain the advice of a compensation consultant or other adviser, and to be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors presently consists of Ms. Arnold (Chair), Mr. Reilly and Mr. Schoch. The Board of Directors has determined that each of the current members of the Nominating and Corporate Governance Committee is independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC. The Committee recommends for selection to the entire Board of Directors any nominees for director, including any appointments to fill vacancies. The Nominating and Corporate Governance Committee met eight times during the 2013 fiscal year. The Nominating and Corporate Governance Committee operates pursuant to an amended and restated charter that was adopted by the Board of Directors on October 26, 2012, a copy of which is accessible on the Company’s website, www.usatech.com.

The Nominating and Corporate Governance Committee is responsible for identifying and recommending for selection by the Board nominees for election or re-election to the Board, or to fill any vacancies on the Board. The Committee also reviews and makes recommendations to the Board on the range of skills and expertise and other appropriate criteria which should be represented on the Board. The Nominating and Corporate Governance Committee will generally consider all relevant factors in identifying and recommending candidates to the Board, which may include independence, expertise that is useful to the Company and complementary to the background, skills and experience of the other Board members, a commitment to ethics and integrity, a commitment to personal and organizational accountability, a history of achievement that reflects superior standards for themselves and others, and a willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player. The Nominating and Corporate Governance Committee will consider the following qualifications that it believes would be useful in director candidates: transaction processing experience, experience in bringing technology to market, experience in building a growth company, sales leadership experience and diversity of background such as gender and ethnicity. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s business.

The directors on the Company’s Nominating and Corporate Governance Committee use their available network of contacts when compiling a list of potential director candidates. The Nominating and Corporate Governance Committee also considers potential director candidates recommended by shareholders and other parties, including other directors, and all potential candidates are evaluated based upon the above criteria. The Nominating and Corporate Governance Committee makes no distinction in its evaluation of candidates based on whether such candidates are recommended by shareholders or other parties.

Shareholders who wish to propose a potential director candidate may submit a recommendation in writing to the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, specifying the name of the candidate and stating in detail the qualifications of such person for consideration by the independent directors. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

The Nominating and Corporate Governance Committee is also responsible for the following:

●	Reviewing corporate governance polices and systems against applicable laws, regulations, and industry specific standards and practices, if any, including any securities regulatory authority or NASDAQ guidelines applicable to the Company;
●	Identifying best practices and developing and recommending to the Board corporate governance principles;
●	Providing to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable SEC and NASDAQ rules and regulations;
●	Establishing procedures for, conducting and administering, an annual performance and effectiveness evaluation of the Board and reporting annually to the Board the results of its assessment; and
●	In consultation with the lead independent director and Chairman, making recommendations to the Board regarding the composition of the Board Committees, and annually reviewing the composition of each Committee and presenting recommendations for Committee memberships to the Board as needed.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that the Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management. Management identifies material risks facing the Company on an ongoing basis and discusses those risks with the Board of Directors or its Committees, as appropriate. While the Board of Directors has ultimate responsibility for overseeing management’s approach to risk management, various Committees of the Board assist it in fulfilling that responsibility. In particular, the Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with regulatory requirements.

Board Leadership Structure

Stephen P. Herbert has served as Chief Executive Officer and Chairman of the Board of Directors since November 30, 2011. At the present time, the Company believes that its leadership structure is appropriate as our Chief Executive Officer’s in-depth knowledge and experience with all aspects of our business, his exceptional leadership, and his vision for the Company’s future, make him the best-qualified director to serve as Chairman. In addition, as all of our Board Committees are comprised of independent directors, the Company does not believe that a separation of the Chairman and Chief Executive Officer roles is necessary at this time in order to provide additional meaningful risk oversight. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. In this regard, Mr. Barnhart's leadership in fulfilling his role as lead independent director counterbalances any potential conflict of interest arising from having our Chief Executive Officer serve as the Board's Chair.

On November 14, 2011, the Company’s independent directors unanimously appointed Steven D. Barnhart as the Company’s lead independent director. Pursuant to the Lead Independent Director Charter, Mr. Barnhart, in his role as lead independent director, shall carry out the following duties:

•	preside as Chair of all meetings of the Board at which the Chairman is not present, including executive sessions of the independent members of the Board;
•	approve information sent to the Board;
•	determine the frequency and timing of executive sessions of the independent directors;
•	consult in advance with the Chairman on the agenda and schedule of each meeting of the Board of Directors;
•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	approve meeting agendas for the Board;
•	provide input to the Chairman as to the scope and quality of information to be provided by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;
•	upon request from the Nominating and Corporate Governance Committee, assist with recruitment of director candidates;
•	act as a liaison between the independent directors and the Chairman;
•	in appropriate circumstances, recommend to the Chairman the retention of advisors and consultants who report directly to the Board;
•	if requested by major shareholders, ensure that he is available for consultation and direct communication; and
•	perform all other duties as may be reasonably assigned by the Board or the Chairman from time to time that are not inconsistent with the foregoing.

The text of the Lead Independent Director Charter is posted on our website at www.usatech.com.

Stock Ownership Guidelines

In April 2011, the Board of Directors adopted the Stock Ownership Guidelines (the “Guidelines”) for directors and executive officers. Pursuant thereto, the Chief Executive Officer is required to own shares of Common Stock with a value of at least three times his base salary and the Chief Financial Officer is required to own shares of Common Stock with a value of at least one time his base salary. The executive officers have five years to attain such level of ownership. The non-employee directors were required to own shares of Common Stock with a value of at least two times his or her annual cash retainer (not including any retainer for serving on a Board Committee) and had three years to attain such level of ownership. On November 19, 2013, the Board of Directors amended the Guidelines, requiring each non-employee director to own shares of Common Stock with a value of at least five times his or her annual cash retainer as well as for serving on one (but not more than one) Committee of the Board for a total share value of at least $150,000. Each director serving at the time of the amendment would have until June 30, 2016 to comply with the increased stock ownership requirements, and future directors would have five years to comply. The text of the policy is posted on our website at www.usatech.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees. The text of the Code of Conduct is posted on our website at www.usatech.com. The Board of Directors must grant any waiver from a provision of the Code of Conduct to any executive officer or director, and we are required under the listing rules of the NASDAQ Stock Market LLC to publicly announce any such waiver within four business days.

Director Majority Voting Policy

The Board of Directors of the Company has adopted a Director Majority Voting Policy. Pursuant to the policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company. The Nominating and Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Nominating and Corporate Governance Committee will consider relevant factors such as the underlying reasons for the majority withheld vote, the length of service and qualifications of the director whose resignation is tendered, the director’s contributions to the Company, and compliance with listing standards. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to the Board. The Board would then act on the Nominating and Corporate Governance Committee’s recommendation, which may include acceptance or rejection of the tendered resignation. The text of the policy is posted on our website at www.usatech.com.

Corporate Governance Guidelines

We continue to strengthen existing governance practices and develop new policies that make us a better company. In this regard, the Board of Directors adopted Corporate Governance Guidelines in May 2013, a copy of which is posted on our website at www.usatech.com. Highlights of our Corporate Governance Guidelines include:

•	Director Functions and Responsibilities. It is the duty of the Board to oversee management’s performance to ensure that the Company operates in an effective, efficient and ethical manner in order to produce value for the Company’s shareholders. The Board selects the Company’s Chief Executive Officer in the manner that it determines to be in the best interests of the Company’s shareholders. Our Chief Executive Officer also serves as our Chairman of the Board.

•	Lead Independent Director. All of the independent directors shall select the lead independent director by the affirmative vote of two-thirds of the independent directors voting. Mr. Barnhart serves as our lead independent director. That role is described above under “Board Leadership Structure.”

•	Director Qualification Standards. The Nominating and Corporate Governance Committee identifies and recommends for selection by the Board director candidates for nomination and election (or reelection) at the annual shareholder meeting or for appointment to fill vacancies. The relevant factors that the Nominating and Corporate Governance Committee considers are described in this proxy statement under “Board Committees”. No less than a majority of directors on the Board, as well as all members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are independent as required by the NASDAQ Stock Market LLC. Directors are elected each year, and there are no term limits for serving on the Board and no mandatory retirement age.

•	Board Procedures. Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member's service as a director. No independent director may serve on the Boards of more than four other public companies and no employee director may serve on the Boards of more than one other public company. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

•	Executive Sessions of Independent Directors. The independent Board members may, if deemed necessary, meet in executive session at regular Board meetings, and at other times as necessary. Executive sessions of the independent directors will be called and chaired by the lead independent director.

•	Director Compensation. The Compensation Committee annually reviews and recommends for approval to the Board the compensation of the directors. Each member of the Board has the option, in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the compensation due for his or her service on the Board. Pursuant to the Stock Ownership Guidelines, by no later than June 30, 2016, each non-employee director is required to own shares of the Company's common stock with a value of at least five times his or her annual cash retainer as well as for serving on one (but not more than one) Committee of the Board for a total share value of at least $150,000.

•	Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee works with management to provide an orientation for new directors. The Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs.

•	Annual Executive Officer Evaluation. The Compensation Committee annually reviews and recommends for approval to the Board corporate goals relevant to the Chief Executive Officer and other executive officers' compensation, evaluates the Chief Executive Officer and other executive officers' performance in light of those goals, and recommends for approval to the Board the Chief Executive Officer's and other executives officers' compensation levels.

•	Management Succession. The Chief Executive Officer prepares and the Board reviews, on an annual basis, an emergency short-term succession contingency plan should an unforeseen event such as death or disability occur that prevents the CEO from continuing to serve.

•	Annual Performance Evaluation of the Board. The Nominating and Corporate Governance Committee establishes procedures for, and conducts and administers, an annual performance and effectiveness evaluation of the Board. Each committee also conducts an annual review of its own performance.

•	Committees. The Board has three committees – an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which consists solely of independent directors. The full Board considers periodic rotation of Committee members and chairs, taking into account the desirability of rotation of Committee members and chairs, the benefits of continuity and experience, and applicable legal, regulatory and stock exchange listing requirements.

•	Review of Corporate Governance Guidelines. The Corporate Governance Guidelines shall be reviewed periodically by the Nominating and Corporate Governance Committee, and the Board will make changes when appropriate based on recommendations from the Committee.

Compensation of Non-Employee Directors

Members of the Board of Directors who are not employees of the Company receive cash and equity compensation for serving on the Board of Directors, as reviewed and recommended annually by the Compensation Committee with subsequent approval thereof by the Board of Directors. Each member of the Board has the option in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the compensation due for his or her service on the Board.

Director Compensation Table

The table below summarizes the compensation earned or paid in cash by the Company to non-employee directors during the fiscal year ended June 30, 2013.

	Fees Earned or	Stock Awards
Name	Paid in Cash($)(2)	($)(3)	Total($)
Deborah G. Arnold	$30,000	$-	$30,000
Steven D. Barnhart	$75,000	$-	$75,000
Joel Brooks	$30,000	$-	$30,000
Albin F. Moschner	$30,000	$14,500	$44,500
Frank A. Petito, III (1)	$30,000	$-	$30,000
Jack E. Price	$35,000	$-	$35,000
William J. Reilly, Jr.	$40,000	$14,500	$54,500
William J. Schoch	$30,000	$14,500	$44,500

(1)	Resigned as a director effective February 27, 2014.
(2)	During fiscal year ended June 30, 2013, and included in the above table, we paid the following fees during the fiscal year:

•	Director: Each director received $20,000.
•	Lead Independent Director: Mr. Barnhart received $40,000.
•	Audit Committee: Each of Messrs. Barnhart, Brooks and Reilly received $10,000. Mr. Price received $2,500.
•	Compensation Committee: Each of Messrs. Moschner, Petito and Price received $10,000. Mr. Barnhart received $2,500.
•	Nominating and Corporate Governance Committee: Each of Ms. Arnold, Messrs. Reilly and Schoch received $10,000. Each of Messrs. Barnhart and Price received $2,500.

During the fiscal year ended June 30, 2013, and included in the above table, the following directors elected to receive their fees, or a portion thereof, in the Company’s Common Stock in lieu of cash:

•	Ms. Arnold and Messrs. Moschner and Petito each elected to receive 17,436 shares for $30,000 of fees; Mr. Barnhart elected to receive 44,651 shares for $75,000 of fees; Mr. Schoch elected to receive 10,478 shares for $22,500 of fees; and Mr. Reilly elected to receive 4,405 shares for $10,000 of fees.

(3)	Amounts represent the aggregate fair value of Common Stock granted to the members of our Board of Directors during the year ended June 30, 2013.

Shareholder Communications with the Board of Directors

Our Board of Directors has established a formal process for shareholders to send communications to the Board of Directors or individual directors. Shareholders may send communications to the Board of Directors or individual directors by e-mail at corporatesecretary@usatech.com, or by mail at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.

All communications submitted under this policy will be received and processed by the Secretary of the Company and submitted to the Board or the requisite individual members of the Board as appropriate based on the facts and circumstances outlined in the communication. Communications may also be referred to other departments within the Company or to management rather than to the Board or any of its members. The Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should generally not be furnished to the Board, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, or communications which are primarily commercial in nature. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded from distribution to the Board or any of its members. The Secretary will make available to any non-employee member of the Board any communication that is not distributed to the Board in accordance with the process described above at the director's request.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of McGladrey LLP has been selected by the Audit Committee of the Board of Directors to serve as the Company’s independent registered public accounting firm for fiscal year 2014. The shareholders will be asked to ratify this appointment at the Annual Meeting.  A representative of McGladrey LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

The following resolution concerning the appointment of the independent registered public accounting firm will be presented to the shareholders at the Annual Meeting:

RESOLVED,  that the  appointment  by the Audit Committee of the Board of Directors of the  Company  of  McGladrey LLP,  independent  registered public  accounting  firm,  to examine the books,  accounts and records of the  Company  for the fiscal  year  ending June 30, 2014 is hereby ratified and approved.

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number) is required for ratification of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PROPOSAL SET FORTH ABOVE.

Audit and Non-Audit Fees

During the fiscal year ended June 30, 2013 and 2012, fees in connection with services rendered by McGladrey LLP were as set forth below:

	Fiscal	Fiscal
	2013	2012
Audit Fees	$211,186	$190,290
Audit-Related Fees	10,905	7,213
Tax Fees	-	8,500
All Other Fees	-	-
Total	$222,091	$206,003

Audit fees consisted of fees for the audit of our annual financial statements and review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and reviews of Company documents filed with the Securities and Exchange Commission.

Audit related fees were primarily incurred in connection with our equity offerings, and fees in connection with attending the annual shareholders meeting.

Tax fees related to the review of our analysis of the timing and extent to which the Company can utilize future tax deductions in any year, which may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations (i.e. IRS Code Section 382).

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.

ITEM 3
APPROVAL OF 2014 STOCK OPTION INCENTIVE PLAN

On May 14, 2014, the Board of Directors unanimously adopted, subject to shareholder approval, the USA Technologies, Inc. 2014 Stock Option Incentive Plan (the “2014 Stock Option Plan”). The 2014 Stock Option Plan provides for the granting of stock options (“Options”) to our employees, directors and consultants. The Options issuable under the 2014 Stock Option Plan would be exercisable for up to 750,000 shares of Common Stock (the “Option Shares”). Any Options granted under the 2014 Stock Option Plan would be designated as either incentive stock options (“ISOs”) which are entitled to special tax treatment under Section 422 of the Internal Revenue Code, or non-qualified stock options (“NSOs”) which are not entitled to such special tax treatment. The number of Option Shares would represent approximately 2.1% of the shares of Common Stock that were issued and outstanding as of April 4, 2014.

In prior years, we have adopted and requested our shareholders to approve equity compensation plans which only provided for awards of shares of Common Stock. We have now adopted and we are requesting our shareholders to approve the 2014 Stock Option Plan at the Annual Meeting in order to, among other things, provide for diversity in how we may award equity compensation to our employees, consultants, and directors.

Summary of the 2014 Stock Option Plan

A summary of the 2014 Stock Option Plan is set forth below. This summary is qualified in its entirety by the full text of the 2014 Stock Option Plan, which is attached to this proxy statement as Appendix “A.”

Purposes of the 2014 Stock Option Plan. The purpose of the 2014 Stock Option Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, directors and consultants with exceptional qualifications, and (c) linking employees, directors and consultants directly to shareholder interests through increased stock ownership. In this regard, our Compensation Committee views long-term equity awards as a key component of the Company’s executive compensation program, and believes that use of equity awards helps align the interests of management with those of our shareholders, and motivates our executives to make sound business decisions focused on  long-term shareholder value creation.

Shares Reserved for Issuance. Assuming the 2014 Stock Option Plan is approved by the shareholders, we will be authorized to issue up to 750,000 Option Shares pursuant to Options granted under the 2014 Stock Option Plan.

In the event that all or any portion of the Option Shares underlying an Option granted under the 2014 Stock Option Plan are canceled, terminate, expire, are forfeited or lapse for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, the Option Shares allocable to the unexercised or forfeited portion of such Option will become available for grant or issuance under the 2014 Stock Option Plan. Option Shares that are withheld to pay the exercise or purchase price of an Option or to satisfy any tax withholding obligations in connection with an Option, or Option Shares that are not issued or delivered as a result of the net settlement of an outstanding Option will not be available again for grant and issuance under the 2014 Stock Option Plan.

Additionally, the number of Option Shares subject to Options available for awards under the 2014 Stock Option Plan will be subject to adjustment in the event of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in our capital structure.

Administration. The 2014 Stock Option Plan is to be administered by the Compensation Committee of the Board of Directors.

Subject to the provisions of the 2014 Stock Option Plan, the Committee has full authority and discretion to take the following actions: (i) to interpret the plan and apply its provisions; (ii)  to adopt, amend or rescind rules, procedures and forms relating to the plan; (iii) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the plan; (iv) to determine when Options are to be granted under the plan; (v) to select the optionees; (vi) to determine the number of Option Shares to be made subject to each Option; (vii) to prescribe the terms and conditions of each Option, including (without limitation) the exercise price, and the vesting or duration of the Option (including accelerating the vesting of Options, either at the time of the Option or thereafter, without the consent of the participant), to determine whether an Option is to be classified as an ISO or as an NSO, and to specify the provisions of the agreement relating to such Option; (viii) to amend any outstanding stock option agreement, subject to applicable legal restrictions and the consent of the participant if the participant's rights or obligations would be materially impaired; (ix) to prescribe the consideration for the grant of each Option or other right under the plan and determine the sufficiency of such consideration; (x) to determine the disposition of each Option or other right under the plan in the event of a participant's divorce or dissolution of marriage; (xi) to correct any defect, supply any omission, or reconcile any inconsistency in the plan or any stock option agreement; (xii) to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Option; and (xiii) to take any other actions deemed necessary or advisable for the administration of the plan.

If Options are to be awarded under the 2014 Stock Option Plan to an executive officer of the Company or to a director, any such award shall also be approved by the Board of Directors. Subject to the terms and limitations expressly set forth in the 2014 Stock Option Plan, the Chairman and Chief Executive Officer has the authority to (i) designate employees (other than executive officers) to be the recipients of Options, and (ii) determine the number of Options to be awarded to such employees. The Compensation Committee and the Chairman and Chief Executive Officer shall, on an annual basis, agree upon and specify the total number of Option Shares subject to the Options that may be so designated.

Subject to applicable law, the Board of Directors may, from time to time, amend or terminate the 2014 Stock Option Plan in such respects as the Board of Directors may deem advisable; provided, however, that no such amendment or termination shall be made that would substantially affect or impair the rights of any person under any outstanding Option without his or her consent. Unless previously terminated by the Board of Directors, the 2014 Plan will terminate on May 14, 2024. No Options shall be granted under the 2014 Stock Option Plan after the plan’s termination. However, the termination of the 2014 Stock Option Plan shall not affect Options previously granted under the plan.

Eligibility. The 2014 Stock Option Plan provides that only employees will be eligible for the grant of ISOs, and only employees, consultants and directors shall be eligible for the grant of NSOs.

The actual number of individuals who will receive Options under the 2014 Stock Option Plan cannot be determined in advance because the Committee has discretion to select the participants. All of our executive officers and directors and all of our other employees would be eligible to participate in the 2014 Stock Option Plan.

Terms of Options. As discussed above, the Compensation Committee determines many of the terms and conditions of Options awarded under the 2014 Stock Option Plan, including whether an Option will be an ISO or an NSO. Each Option is evidenced by a stock option agreement in such form as the Compensation Committee approves and is subject to the following conditions, which are described in further detail in the 2014 Stock Option Plan:

•	Vesting and Exercisability. Options become vested and exercisable within such periods and subject to such conditions as determined by the Compensation Committee, including the achievement of specified performance goals, and as set forth in the related stock option agreement. However, ISOs shall expire no later than 10 years from the date of grant.

•	Exercise Price. The exercise price of Options shall be determined by the Compensation Committee at its sole discretion but shall not be less than 100% of the fair market value of a share of Common Stock, as such term is defined in the 2014 Stock Option Plan, at the time the Option is granted.

•	Repricing Prohibited. Without the prior approval of the shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be canceled in exchange for cash or Options with an exercise or base price that is less than the exercise price of the original Option, or (iii) the Company may not repurchase an Option for value (in cash, substitutions, cash buyouts, or otherwise) from a participant if the current fair market value of the Option Shares underlying the Option is lower than the exercise price per share of the Option.

Change in Control. Under the 2014 Stock Option Plan, the Compensation Committee has the discretion to provide in each stock option agreement the terms and conditions with respect to a change in control that relate to the vesting of an Option and the assumption of an Option or issuance of comparable securities under an incentive program. If the terms of an Option provide for accelerated vesting in the event of a change in control, or to the extent that an Option is vested and not yet exercised, the Compensation Committee may provide for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference between: (x) the value of the cash or other property that the optionee would have received pursuant to the change in control transaction in exchange for the Option Shares issuable upon exercise of the Option had the Option been exercised immediately prior to the change in control, and (y) the exercise price of the Option. Outstanding unexercised Options shall terminate and cease to be exercisable upon consummation of a change in control except to the extent that the Options are assumed by the successor entity, or the parent of the successor entity, pursuant to the terms of the change in control transaction.

Summary of Federal Income Tax Consequences of the 2014 Stock Option Plan

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to  the participants in the 2014 Stock Option Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. The summary does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

Incentive Stock Options. No taxable income will be recognized by an optionee upon either the grant or the exercise of an ISO. Instead, a taxable event will occur upon the sale or other disposition of the Option Shares acquired upon exercise of an ISO, and the tax treatment of the gain or loss realized will depend on how long the Option Shares were held before their sale or disposition. If a sale or other disposition of the Option Shares received upon the exercise of an ISO occurs more than (i) one year after the date of exercise of the Option and (ii) two years after the date of grant of the Option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. Generally, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and we will not be entitled to a deduction in respect to such disposition. However, except in the event of death, if Option Shares acquired by a participant upon the exercise of an ISO are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of such Option Shares on the date of exercise of such  Option. Generally, any gain recognized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition”, generally in the fiscal year of such “disqualifying disposition” we will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Non-qualified Stock Options. No taxable income is recognized by an optionee upon the grant of an NSO. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the Option Shares purchased, on the date of exercise, exceeds the exercise price paid for such Option Shares. The income recognized by the optionee who is an employee will be subject to income tax withholding. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. Upon the sale or disposition of Option Shares acquired pursuant to the exercise of an NSO, the difference between the proceeds realized and the optionee’s basis in the Option Shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the Option Shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Tax Withholding. Under the 2014 Stock Option Plan, the Compensation Committee has the power to withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, or local withholding tax requirements with respect to any Options exercised under the 2014 Stock Option Plan. To the extent permissible under applicable tax, securities, and other laws, the Compensation Committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any Option up to an amount determined on the basis of the lowest marginal tax rate applicable to such participant, in whole or in part, by (i) directing us to apply Option Shares  to which the participant is entitled as a result of the exercise of an Option, or (ii) delivering to us shares of Common Stock owned by the participant. Such shares shall be valued at their fair market value on the date when taxes otherwise would be withheld in cash.

Existing Stock Compensation Plans

The 2014 Stock Option Plan will not affect or modify the existing 2012 Stock Incentive Plan or the 2013 Stock Incentive Plan which were previously approved by our shareholders. As of April 4, 2014, there were 65,182 shares available for issuance under the 2012 Stock Incentive Plan and 500,000 shares available for issuance under the 2013 Stock Incentive Plan. Our employees, directors and consultants are eligible to receive awards of shares under these existing plans. Pursuant to the terms of these existing plans, all awards consist of shares of Common Stock and stock options are not issuable under these existing plans.

The shares available under these existing plans would, among other things, be utilized for any common stock awards to be earned by our executive officers under the 2014 Fiscal Year Long-Term Stock Plan (“2014 LTI Stock Plan”), and would also be utilized for any common stock awards which may be earned by our employees (other than our executive officers) during fiscal year 2014, or for issuance to our directors in lieu of cash fees earned in fiscal year 2014.

The 2014 LTI Stock Plan provides that each executive officer would be awarded shares of Common Stock in the event that certain metrics relating to the Company’s 2014 fiscal year would result in specified ranges of year-over-year percentage growth.  The shares awarded under the plan would vest over the three-year period following issuance. As provided in the 2014 LTI Stock Plan, if all of the maximum distinguished performance goals are achieved, our executive officers would be awarded shares with a value of $1,033,950, and if all of the target goals are achieved, our executive officers would be awarded shares with a value of $516,975. For example, using the closing price of our shares on May 6, 2014 of $2.00, our executive officers would be awarded an aggregate of 516,975 shares if all of the maximum goals would be achieved, and an aggregate of 258,487 shares if all of the target goals would be achieved. As stated above, these shares would be issued from the existing stock compensation plans.

Benefits Under the 2014 Stock Option Plan

Options, if any, will be granted under the 2014 Stock Option Plan only after the 2014 Stock Option Plan is approved by the shareholders. All awards of Options under the 2014 Stock Option Plan will be made at the discretion of the Compensation Committee. Therefore, at the present time, it is not possible to determine the number of Options, if any, that will be received by any individuals or groups pursuant to the 2014 Stock Option Plan. We have therefore not included a table that reflects such awards.

The closing price per share of our Common Stock as reported on the NASDAQ Stock Market LLC on May 6, 2014 was $2.00.

The following table provides information concerning shares of Common Stock that were awarded during the fiscal year ended June 30, 2013 under our stock compensation plans. The award amounts listed below do not purport to forecast or predict future Options to be awarded under the 2014 Stock Option Plan to the listed persons or groups, and are not indicative of Options that may be granted to such persons, groups, or positions under the 2014 Stock Option Plan in the event the shareholders approve it at the Annual Meeting.

Name and Position	Grant Date Dollar Value	Number of Shares

Stephen P. Herbert	$114,167	79,571	(1)
Chairman and Chief Executive Officer

David M. DeMedio	$5,000	2,874	(2)
Chief Financial Officer

All Current Executive Officers as a Group	$119,167	82,445
All Current Directors who are not Executive Officers as a Group	$241,000	141,842	(3)
All Employees, including all current officers who are not Executive Officers, as a Group	$91,200	60,000

(1)	Includes (i) 71,429 shares with a value of $100,000 on the grant date that were awarded on September 5, 2012 which vest upon attainment of certain closing prices of our common stock, and (ii) 8,142 shares with a value of $11,399 on the grant date awarded under the Fiscal Year 2013 Long-Term Incentive Performance Share Plan.
(2)	Represents shares awarded under the Fiscal Year 2013 Long-Term Incentive Performance Share Plan.
(3)	Director fees paid in stock in lieu of cash.

Necessary Vote For Approval

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE 2014 STOCK OPTION INCENTIVE PLAN.

ITEM 4
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say on pay”).

We are asking our shareholders to indicate their support and approval for our named executive officer compensation as described under the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board of Directors.

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. The compensation program is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. We have also designed and implemented our compensation package in order to be competitive with other companies in our peer group, as compiled by our compensation consultant. Our compensation package also takes into account individual responsibilities and performance. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. In this regard, pay-for-performance is an important component of our compensation philosophy and is evident in the structure of our compensation program, and a significant portion of each named executive officer’s target compensation is tied to key operational and financial goals and performance.

For the reasons summarized above, and as discussed in more detail in the Executive Compensation section of this proxy statement, our Board of Directors is asking shareholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company's proxy statement for the 2014 Annual Meeting of Shareholders, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any shareholder’s concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At our 2013 annual meeting, a majority of our shareholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory shareholder vote to approve our executive compensation. Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the 2015 annual meeting.

Necessary Vote For Approval

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference.

Management has the primary responsibility for the preparation of the financial statements and the reporting process. The Company’s management has represented to the Audit Committee that the consolidated financial statements for the fiscal year ended June 30, 2013 were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing these consolidated financial statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with such firm its independence from the Company and the Company’s management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 for filing with the SEC.

September 26, 2013

Joel Brooks (Chairman)
Jack E. Price
William J. Reilly, Jr.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers are as follows:

Name	Age	Position(s) Held
Stephen P. Herbert	51	Chief Executive Officer and Chairman of the Board of Directors
David M. DeMedio	43	Chief Financial Officer

Certain information concerning Mr. Herbert is set forth elsewhere in this proxy statement.  See “Election of Directors.” The following description contains certain information concerning the foregoing executive officer who is not a director of the Company.

David M. DeMedio joined the Company on a full-time basis in March 1999 as Controller. In the Summer of 2001, Mr. DeMedio was promoted to Director of Financial Services where he was responsible for the sales and financial data reporting to customers, the Company’s turnkey banking services and maintaining and developing relationships with credit card processors and card associations. In July 2003, Mr. DeMedio served as interim Chief Financial Officer through April 2004. From April 2004 until April 12, 2005, Mr. DeMedio served as Vice President - Financial & Data Services. On April 12, 2005, he was appointed as the Company’s Chief Financial Officer. From 1996 to March 1999, prior to joining the Company, Mr. DeMedio had been employed by Elko, Fischer, Cunnane and Associates, LLC as a supervisor in its accounting and auditing and consulting practice. Prior thereto, Mr. DeMedio held various accounting positions with Intelligent Electronics, Inc., a multi-billion dollar reseller of computer hardware and configuration services. Mr. DeMedio graduated with a Bachelor of Science in Business Administration from Shippensburg University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our compensation program for our named executive officers during the 2013 fiscal year (collectively, the “named executive officers”): Stephen P. Herbert- Chairman and Chief Executive Officer; David M. DeMedio- Chief Financial Officer; Michael Lawlor-Vice President of Sales and Business Development; and Cary Sagady- Senior Vice President of Product Management & Network Solutions.

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. The compensation of Messrs. Lawlor and Sagady is determined by our Chief Executive Officer in consultation with the Compensation Committee. The Chief Executive Officer assists the Committee in establishing the compensation of our other executive officer, David DeMedio. Our Chief Executive Officer regularly provides information to the Compensation Committee. The Chief Executive Officer is not present during voting or deliberations on his compensation. The Compensation Committee has, from time to time, retained an independent compensation consultant, Buck Consultants, LLC, as deemed necessary to assist the Committee in making appropriate recommendations regarding our executive officers’ compensation.

Fiscal Year 2013 Highlights

The Compensation Committee has developed a compensation policy that is designed to attract and retain key executives responsible for the Company’s success and motivate management to enhance long-term shareholder value.

Fiscal year 2013 financial highlights, compared to the prior year, included:

•	29% increase in license and transaction fee revenues to $30.0 million, representing 84% of total revenues for the 2013 fiscal year;

•	24% increase in total revenues to $35.9 million;

•	Adjusted EBITDA of $5.8 million compared to an Adjusted EBITDA loss of ($2.8) million;

•	GAAP net income of $0.9 million compared to a GAAP net loss of ($5.2) million;

•	Total connections to the Company’s cashless payment and telemetry service, ePort Connect®, grew by 30% during fiscal 2013;

•	After accrual for preferred dividends, net earnings per common share, diluted, for fiscal 2013 was $0.01 compared to a net loss per common share of ($0.18) for Fiscal 2012;

•	Cash generated from operations was $6.0 million for fiscal 2013 compared to $0.08 million for fiscal 2012, an increase due primarily to substantial improvements in operating performance over the course of fiscal 2013 when compared to 2012; and

•	Non-GAAP net income of $0.9 million, up from a non-GAAP net loss of ($3.8) million.

Notwithstanding the substantial progress made by the Company during the 2013 fiscal year, and as discussed in greater detail below, the Company did not achieve the target goals established by the Compensation Committee for compensation of our executive officers under the Fiscal Year 2013 Performance Share Plan. In this regard, when the target goals were established, the Committee believed that the attainment of the target goals would represent a significant achievement for management and were designed to stretch corporate performance. Mr. Herbert did, however, attain his specific short-term performance target goals for the 2013 fiscal year which were established by the Compensation Committee under his cash performance plan.

Compensation Goals and Objectives

We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. The Compensation Committee also ties a significant portion of each executive officer’s compensation to key operational and financial goals and performance.

We have also designed and implemented our compensation package in order to be competitive with other companies in our peer group, as compiled by our compensation consultant, and to motivate and retain our executive officers. Our compensation package also takes into account individual responsibilities and performance.

Certain elements of compensation reflect different compensation objectives. For example, as base salaries are generally fixed in advance of the year in which the compensation will be earned, the Committee believes that it is appropriate to determine base salaries with a focus on similarly situated officers at comparable peer group companies while also having them reflect the officer’s performance. On the other hand, annual bonuses and long-term incentives are better able to reflect the Company’s performance as measured by financial measures such as total number of connections, total revenues, operating expenses, operating earnings, adjusted EBIDTA, and cash generated from operations. In addition, annual bonuses and long-term incentive awards, including the performance goals they are based on, help us achieve our goal of retaining executives, and motivating executive officers to increase shareholder value. The other elements of compensation reflect the Committee’s and Board’s philosophy that personal benefits, including retirement and health benefits, should be available to all employees on a non-discriminatory basis.

Pay-for-Performance Review

Overview

Pay-for-performance is an important component of our compensation philosophy and is evident in the structure of our compensation program. Our compensation approach is designed to motivate our executive officers to substantially contribute to the Company’s long-term sustainable growth. Our pay-for-performance approach provides that our executive officers should have a large portion of variable compensation in the form of short-term and long-term incentive awards with performance hurdles designed to stretch individual and organizational performance.

During the 2013 fiscal year, a total of 49% of Mr. Herbert's and 30% of Mr. DeMedio's target total compensation was in the form of performance-based variable compensation designed to motivate them to deliver strong business performance and create shareholder value. These compensation elements were dependent upon the Company’s achievement of pre-established financial and other business goals recommended by the Committee as well as individual goals established by the Committee. Based on actual results, the annual variable compensation amount and the ultimate value of the equity compensation awards could have been zero if the Company or management did not perform.

Peer Group Analysis

In May 2011, Buck Consultants assembled a peer group of 12 companies that it deemed comparable to the Company on the basis of size, industry, and financial performance. The peer group included companies that offered networking, software or other technology solutions to businesses with revenues within the same range as the Company.  The peer group consisted of:

•	PAR Technology Corp.
•	Kit Digital Inc.
•	Local.com Corp.
•	TransAct Technologies, Inc.

•	Digimarc Corp.
•	Immersion Corp.
•	Onvia Inc.
•	LML Payment Systems, Inc.
•	Broadvision, Inc.
•	Edgar Online, Inc.
•	Interphase Corp.
•	Innovaro, Inc.

For fiscal year 2013, the Committee recommended a compensation program for our executive officers consisting of target level compensation approximately equal to the 50th percentile for similarly situated officers at the peer group companies compiled by Buck Consultants in May 2011.

Our Executive Compensation Practices

Our compensation program for our executive officers features many commonly used “best practices” including:

•
Pay-for-performance. For the 2013 fiscal year, our chief executive officer had approximately 49% of his total target compensation tied to our performance while our chief financial officer had approximately 30% of his total target compensation tied to our performance.

•	Stretch performance goals. Our performance target goals are designed to stretch individual and organizational performance.

•	Capped payouts under incentive plans. Both our long-term and short-term bonus programs have maximum payout amounts in order to discourage excessive risk taking.

•
Stock ownership guidelines. Our chief executive officer is required to hold common stock with a value equal to a multiple of three times his base salary and our chief financial officer is required to hold common stock with a value equal to one time his base salary.

•
Tax Gross-Up Provisions. Effective September 27, 2011, the Company amended Mr. Herbert’s employment agreement to eliminate all excise tax gross-up provisions with respect to payments contingent upon a change in control.

•	Limited perquisites for our executives. Perquisites are not a significant portion of our executive officers’ compensation, representing 1% of each executive officer’s total target compensation.

•	Independent compensation consultant. The Committee has from time to time retained an independent compensation consultant to review the executive compensation programs and practices.

•
No payment on change in control without a “double trigger”. Payments under our employment agreements require two events for vesting – both the change in control and a “good reason” for termination of employment.

Elements of Compensation

This section describes the various elements of our compensation program for our named executive officers during the 2013 fiscal year. The components of compensation reflected in our named executive officers’ compensation program are set forth in the following table:

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount

Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, peer group, individual performance.

Annual Bonus	Variable compensation component payable in cash or stock based on performance as compared to annually-established company and individual performance goals.	Motivate and reward executives for performance on key operational, financial and personal measures during the year.	Peer group and individual performance, with actual payouts based on the extent to which performance goals are satisfied.

Long Term Incentives	Variable compensation component payable in restricted stock.	Alignment of long term interests of management and shareholders. Retention of executive talent.	Peer group and individual performance, with actual payouts based on the extent to which goals are satisfied.

Perquisites and Other Personal Benefits	Fixed compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic review of benefits provided generally to all employees.

For fiscal year 2013, the targeted aggregate compensation of our named executive officers consisted of the following components expressed as a percentage of total compensation:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation

Stephen P. Herbert	50%	8%	41%	1%	100%

David M. DeMedio	69%	0%	30%	1%	100%

Michael Lawlor	48%	48%	0%	4%	100%

Cary Sagady	60%	36%	0%	4%	100%

For fiscal year 2013, the aggregate compensation actually paid or awarded to our named executive officers consisted of the following components expressed as a percentage of total compensation:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation

Stephen P. Herbert	66%	10%	22%	2%	100%

David M. DeMedio	96%	0%	2%	2%	100%

Michael Lawlor	71%	25%	0%	4%	100%

Cary Sagady	78%	17%	0%	5%	100%

Base Salary

Base salary is the fixed component of our named executive officers’ annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee reviews our executive officers’ base salary on an annual basis.

The base salaries of each of our executive officers reflect the individual’s level of responsibility and performance. In recommending base salaries of our executive officers to the Board of Directors, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, and its knowledge of base salaries paid to executive officers of our peer group. The base salaries of each of Messrs. Sagady and Lawlor were established by our Chief Executive Officer after discussions with each employee.

For fiscal year 2013, the Committee recommended and the Board decided to increase Mr. Herbert’s and Mr. DeMedio’s base salaries by an amount equal to the annual costs of certain fringe benefits that were discontinued during the fiscal year.

During the fiscal year, Messrs. Sagady and Lawlor’s base salaries were increased by the annual cost of their car allowance that was discontinued.

Annual Bonus

Performance-based annual bonuses are based on each named executive officer’s overall performance and the achievement of performance goals. Annual bonuses are intended to provide officers with an opportunity to receive additional cash and equity compensation based on their individual performance and Company results, including the achievement of pre-determined Company and individual performance goals. Performance-based bonuses are included in the compensation package because they incentivize our named executive officers, in any particular year, to pursue particular objectives that are consistent with the overall goals and strategic direction that the Board has set for the Company for that year.

The Committee believes that the annual performance-based bonus reinforces the pay-for-performance nature of our compensation program.

Herbert Cash Bonus

The Board approved the Committee’s recommendation that Mr. Herbert would earn a cash bonus if he achieved certain minimum, target, or distinguished performance goals during the 2013 fiscal year. The specific individual performance goals to be utilized for purposes of Mr. Herbert’s bonus plan were established by the Compensation Committee and approved by the Board. Below were the threshold, target and distinguished cash bonus award opportunities for Mr. Herbert:

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	$30,000	$50,000	$75,000

Based upon his individual performance, the Committee recommended and the Board approved a cash bonus award to Mr. Herbert of $51,250, which was slightly in excess of the target goals.

Other Named Executive Officers’ Cash Bonus

For the fiscal year ended June 30, 2013, the cash bonuses earned by Messrs. Lawlor and Sagady were based upon the attainment of financial target goals by the Company.

DeMedio Stock Bonus

During November 2013, and subsequent to the end of the 2013 fiscal year, upon recommendation of the Compensation Committee, the Board awarded to Mr. DeMedio 21,000 vested shares of Common Stock as a one-time bonus in recognition of his performance during the 2013 fiscal year. In recommending the award, the Committee considered, among other things, the lack of any cash bonus opportunity for Mr. DeMedio during the 2013 fiscal year. The amount was based on a similar performance test methodology that was used to determine Mr. Herbert’s annual bonus. This stock award is not reflected in the compensation tables set forth in this proxy statement.

Long-Term Incentive Compensation

As described above, the Committee believes that a substantial portion of each executive officer’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our executive officers and shareholders.

Fiscal Year 2013 Long-Term Incentive Performance Share Plan

At the recommendation of the Compensation Committee, the Board of Directors adopted the Fiscal Year 2013 Performance Share Plan (the “2013 LTI Stock Plan”) covering Messrs. Herbert and DeMedio. Under the 2013 LTI Stock Plan, each executive officer would be awarded common stock in the event the Company achieved certain performance goals during the fiscal year ended June 30, 2013 relating to the total number of connections, total revenues, operating expenses as a percentage of total revenues, and operating earnings. Operating earnings is defined as earnings before interest and taxes (after bonus accruals and stock awards) and before non-operating gains or losses. The number of eligible shares to be awarded to the executives is based upon the following weightings: 30% by the total number of connections; 30% by total revenues; 10% by operating expenses; and 30% by operating earnings.  No awards would be made under the 2013 LTI Stock Plan if either: (i) none of the minimum, threshold performance target goals had been achieved, or (ii) operating earnings for the 2013 fiscal year were not equal or better than those during the 2012 fiscal year.

At the time of the establishment of the 2013 LTI Stock Plan, the Compensation Committee believed that the attainment of the target goals under the 2013 LTI Stock Plan would represent a significant achievement for management, and were designed to stretch the Company’s and management’s performance during the fiscal year.

The table set forth below lists the value of the shares that would have been awarded to the executive officers under the 2013 LTI Stock Plan if all of the maximum distinguished performance goals had been achieved, if all of the target performance goals had been achieved, and if all of the minimum threshold performance goals had been achieved. Assuming the minimum threshold target goal was achieved for a particular metric, the number of shares to be awarded for that metric was required to be determined on a pro-rata basis, provided that the award could not exceed the maximum distinguished award for that metric.

Named Executive Officer	Maximum Distinguished Performance	Target Performance	Minimum Threshold Performance

Stephen P. Herbert	$550,000	$275,000	$75,000

David M. DeMedio	$200,000	$100,000	$25,000

Based on the actual performance of the Company during the 2013 fiscal year, the minimum threshold performance targets established under the 2013 LTI Stock Plan were not met for revenues, connections or operating earnings. Operating expenses (10% weighting) for the fiscal year were in excess of the minimum threshold but less than the target goal. Consequently, the stock award to each executive officer under the 2013 LTI Stock Plan was as follows:

	Number of Shares	Value of Shares as of June 30, 2013

Stephen P. Herbert	8,142	$14,167

David M. DeMedio	2,874	$5,000

Herbert Long-Term Stock Award

In recognition of his successful leadership of the Company following the separation of the former CEO as well as his successful leadership in connection with the implementation of the Company’s financial turnaround plan, in September 2012, the Board approved the Compensation Committee’s recommendation and awarded Mr. Herbert 71,429 shares of unvested common stock having a value of $100,000. These shares would become vested upon the attainment of various closing prices for thirty consecutive trading days at any time during the three-year period following the date of the award (i.e., by September 5, 2015). One-third of the shares would become vested if the closing price would be at least $2.00 per share, one-third of the shares would become vested if the closing price would be at least $2.25 per share, and one-third of the shares would become vested if the closing price would be at least $2.50 per share. As of the date of this proxy statement, an aggregate of 47,620 shares have vested and 23,809 shares have not vested.

For fiscal year 2014, the Committee recommended and the Board approved a long-term incentive stock plan that would constitute a substantial portion of our executive officers’ compensation if the target performance goals established under the plan would be achieved by management. All stock awarded under the plan would vest over the three-year period following issuance.

Perquisites and Other Benefits

On and after September 5, 2012, our named executive officers were entitled to the health care coverage, group insurance and other employee benefits provided to all of our other employees. In this regard, we recommended to the Board, and the Board approved, the discontinuance of all fringe benefits previously provided to our named executive officers which were in excess of those generally available to the Company’s employees. The base salaries of the named executive officers were increased by an amount equal to the annual payments attributable to these discontinued fringe benefits.

Post-Termination Compensation

As set forth in their respective employment agreements, upon the termination of either Mr. Herbert’s or Mr. DeMedio’s employment under certain circumstances, including termination by the Company without cause or by a notice of non-renewal of the employment agreement, or under certain circumstances following a change of control of the Company, the Company has agreed to pay Mr. Herbert a lump sum amount equal to two times his annual base salary and to Mr. DeMedio a lump sum amount equal to one times his annual base salary. We believe that these provisions are an important component of each executive’s employment arrangement and will help to secure the continued employment and dedication of our executive officers, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control.

The Committee notes that there would be no payments to our executive officers upon a change of control without a “double trigger”. Payments under our employment agreements require two events for vesting – both the change in control and a “good reason” for termination of employment.

Additional information regarding what would have been received by our executive officers had termination occurred on June 30, 2013 is found under the heading “Potential Payments upon Termination or Change of Control” on page 31 of this proxy statement.

Stock Ownership Policy

We believe that providing our executive officers who have responsibility for the Company’s management and growth with an opportunity to increase their ownership of Company stock aligns the interests of the executive officers with those of the shareholders. In furtherance thereof, in April 2011, the Board approved Stock Ownership Guidelines that were recommended by the Compensation Committee. These guidelines provide that the Chief Executive Officer should own shares with a value of at least three times his annual base salary, and the Chief Financial Officer should own shares with a value of at least one times his annual base salary. Each executive officer has until April 2016 to comply with the policy.

Effect Of 2013 Say-On-Pay Vote

At the 2013 annual meeting of shareholders, over 75% of the votes cast on the advisory vote on the compensation of our named executive officers were in favor of the Company’s executive compensation disclosed in the proxy statement. The Compensation Committee considered the vote, and even though the results convey strong shareholder support for the Company's executive compensation programs and the Compensation Committee's decisions, the Committee determined that it was in the best interest of the Company and its shareholders to continue to evaluate our executive compensation programs and, if appropriate, to strengthen certain aspects of these programs.

Impact of Taxation and Accounting Considerations on Executive Compensation

The Compensation Committee and the Board of Directors take into account tax and accounting consequences of the compensation program and weigh these factors when setting total compensation and determining the individual elements of any executive officer’s compensation package.

The stock awards to our executive officers under our stock incentive plans, including the  2013 Plan, provide that the executive is responsible for any withholding or payroll tax obligations incurred by the Company in connection with the award, and that the executive may satisfy any such obligations by either the delivery to the Company of a cash payment equal to the obligations, or the assignment or transfer to the Company of shares having a value equal to the obligations, or such other method that shall be satisfactory to the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2013, 2012, and 2011 to each of the executive officers and employees of the Company named below (“named executive officers”):

Name and
Principal	Fiscal			Stock	All Other
Position	Year	Salary	Bonus (2)	Awards (3)	Compensation (4)	Total

Stephen P. Herbert	2013	$341,227	$51,250	$111,399	$10,000	$513,876
Chief Executive Officer, President	2012	$332,246	$40,000	$391,300	$18,748	$782,294
& Chairman of the Board (1)	2011	$320,000	$-	$176,250	$24,874	$521,124

David M. DeMedio	2013	$234,265	$-	$4,024	$4,813	$243,102
Chief Financial Officer	2012	$219,615	$-	$134,542	$18,190	$372,347
2011		$195,000	$-	$58,750	$19,175	$272,925

Cary Sagady	2013	$198,200	$42,063	$-	$12,100	$252,363
Sr. VP Product Management &	2012	$193,066	$64,680	$-	$16,016	$273,762
Network Solutions	2011	$188,606	$88,689	$-	$10,444	$287,739

Michael Lawlor	2013	$179,800	$62,930	$-	$10,000	$252,730
VP of Sales & Business	2012	$173,745	$96,320	$36,200	$15,197	$321,462
Development	2011	$166,077	$148,170	$-	$10,283	$324,530

(1)
Mr. Herbert was formerly the Company’s President and Chief Operating Officer through October 4, 2011 and interim Chairman and Chief Executive Officer from October 5 through November 28, 2011. Mr. Herbert was named Chairman of the Board, Chief Executive Officer and President on November 30, 2011.

(2)	Represents cash bonuses earned upon such person’s performance during the fiscal year or upon the attainment by the Company of certain target goals.

(3)
In accordance with FASB ASC Topic 718, the price of our common stock on the grant date equals the grant date fair value of these stock awards. During fiscal year 2013, represents, (i) shares with a value of $100,000 granted to Mr. Herbert on September 5, 2012 which vest upon attainment of certain closing prices of our common stock by no later than September 5, 2015, (ii) 8,142 shares with a value of $11,399 awarded to Mr. Herbert under the 2013 Plan, and (iii) 2,874 shares with a value of $4,024 awarded to Mr. DeMedio under the 2013 Plan.

(4)
Represents during the 2013 fiscal year, matching 401(k) contributions for Mr. Herbert, auto allowance for Mr. DeMedio (which was discontinued on September 5, 2012), matching 401(k) contributions and auto allowance for Mr. Lawlor (auto allowance was discontinued on September 5, 2012), and matching 401(k) contributions and auto allowance for Mr. Sagady (auto allowance was discontinued on September 5, 2012).

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes the amounts of awards granted to our named executive officers during the fiscal year ended June 30, 2013:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option (4)

Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards ($)

Stephen P. Herbert	(1)	9/5/2012	-	-	-	53,571	196,429	392,857	-	$11,399
		9/5/2012	30,000	50,000	75,000	-	-	-	-	$-
		9/5/2012	-	-	-	-	71,429	-	-	$100,000
David M. DeMedio	(2)	9/5/2012	-	-	-	17,857	71,429	142,857	-	$4,024
Cary Sagady	(3)		-	-	-	-	-	-	-	$-
Michael Lawlor	(4)		-	-	-	-	-	-	-	$-

(1)
Represents awards granted by the Board of Directors under the Fiscal Year 2013 Performance Share Plan. The plan provides for the award of shares having the following value if all Targets are achieved; Mr. Herbert - $275,000 and Mr. DeMedio - $100,000. If all minimum, threshold targets are achieved; Mr. Herbert - $75,000 and Mr. DeMedio - $25,000; and if all maximum distinguished targets are achieved; Mr. Herbert - $550,000 and Mr. DeMedio - $200,000. The number of shares in the table above represents the total dollar value of the award divided by the grant date value of the shares. Mr. Herbert was awarded 8,142 shares and Mr. DeMedio was awarded 2,874 shares under the plan.

(2)
Represents the payment to Mr. Herbert of a cash bonus of $30,000 if Mr. Herbert would achieve certain minimum threshold target goals, of $50,000 if Mr. Herbert would achieve target goals, and of $75,000 if Mr. Herbert would achieve maximum distinguished target goals during the 2013 fiscal year.

(3)
Represents 71,429 shares of non-vested common stock granted to Mr. Herbert under the Company’s stock incentive plan having a value of $100,000. These shares would become vested upon the attainment of various closing prices for thirty consecutive trading days at any time during the three year period following the date of the award (i.e., by no later than September 5, 2015). One-third of the shares would become vested if the closing price would be at least $2.00 per share, one-third of the shares would become vested if the closing price would be at least $2.25 per share, and one-third of the shares would become vested if the closing price would be at least $2.50 per share

(4)	Amount represents the grant date fair value determined in accordance with ASC 718.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding options exercised and shares of Common Stock acquired upon vesting by our named executive officers during the fiscal year ended June 30, 2013:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Stephen P. Herbert (1)	-	$-	114,095	$236,586
David M. DeMedio (2)	-	$-	19,540	$35,000
Cary Sagady	-	$-	-	$-
Michael Lawlor (3)	-	$-	20,000	$36,800

(1)
Represents 33,333 shares valued at $1.29 per share that vested on September 27, 2012, 23,810 shares valued at $2.58 per share that vested on March 7, 2013, 23,810 shares valued at $2.53 per share that vested on April 10, 2013, 25,000 shares valued at $2.31 per share that vested April 14, 2013 and 8,142 shares valued at $1.74 per share that vested on June 30, 2013.

(2)
Represents 8,333 shares valued at $1.29 per share that vested on September 27, 2012, 8,333 shares valued at $2.31 per share that vested on April 14, 2013 and 2,874 shares valued at $1.74 that vested on June 30, 2013.

(3)	Represents 5,000 shares valued at $1.26, $1.74, $2.62 and $1.74 per share that vested on each of September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows information regarding unexercised stock options and unvested equity awards granted to the named executive officers as of the fiscal year ended June 30, 2013:

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)
Stephen P. Herbert	-	$-		33,334	(1)	$58,001
				23,809	(2)	$41,428

David M. DeMedio	-	$-		8,334	(1)	$14,501

Cary Sagady	-	$-	-			$-

Michael Lawlor	-	$-	-			$-

(1)
Reflects shares granted under amendments dated September 27, 2011, to employment agreements. Shares vest on September 27, 2013. The closing market price on June 30, 2013, or $1.74 per share, was used in the calculation of market value.

(2)
Reflects shares granted under a long-term incentive plan on September 5, 2012. The shares vest any time prior to September 5, 2015, and at such time the Company’s common stock would close above $2.50 per share for thirty consecutive trading days.

EXECUTIVE EMPLOYMENT AGREEMENTS

Stephen P. Herbert

Mr. Herbert’s employment agreement provides that he has been appointed Chairman and is employed as the Chief Executive Officer. The agreement provided for an initial term continuing through January 1, 2013, which is automatically renewed for consecutive one year periods unless terminated by either Mr. Herbert or the Company upon at least 90 days’ notice prior to the end of the initial term or any one year extension thereof.

 David M. DeMedio

Mr. DeMedio’s employment agreement provides that he is employed as the Chief Financial Officer of the Company. The agreement provided for an initial term from June 30, 2011 until June 30, 2014, and will automatically continue from year to year thereafter unless terminated as of the end of the original term or any such one year renewal period by the Company or Mr. DeMedio by at least 90-days’ notice. During November 2013, the Company and Mr. DeMedio entered into an amendment to his employment agreement which contained certain provisions which are described below in this proxy statement under the section titled “Potential Payments Upon Termination Or Change of Control”.

Cary Sagady

Mr. Sagady’s employment agreement provided that he was employed as Senior Vice President, Product Development. During April 2013, Mr. Sagady provided notice of termination of his employment agreement, and his employment agreement expired on June 30, 2013. Subsequent to that date, Mr. Sagady has continued to serve as an employee of the Company with the same title and compensation as provided prior to the expiration.

Mr. Sagady is eligible to earn an annual discretionary bonus in the maximum amount of 60% of his annual base salary based upon the Company’s and/or his performance. Mr. Sagady is also covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

Michael Lawlor

Mr. Lawlor’s employment agreement provides that he is employed as Senior Vice President, Sales and Business Development through June 30, 2013. Mr. Lawlor’s employment with the Company shall automatically continue for consecutive one-year periods unless terminated by either party upon notice of at least 60 days prior to the end of each one-year extension.

Mr. Lawlor is eligible to earn an annual discretionary bonus in the maximum amount of 100% of his annual base salary based upon the Company’s and/or his performance. Mr. Lawlor is also entitled to be covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The employment agreements of our executive officers include provisions for the payment to the executives upon termination of employment under certain conditions or if a successor to the Company’s business or assets does not agree to assume and perform his employment agreement as a condition to the consummation of a USA Transaction.

The term “USA Transaction” means: (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company, or (iii) a change in the composition of the Board of Directors of the Company over a period of twelve (12) months or less such that the continuing directors fail to constitute a majority of the Board.

Mr. Herbert’s employment agreement provides that if Mr. Herbert would terminate his employment with the Company for good reason, or if the Company would terminate his employment without cause, or if the Company would provide Mr. Herbert with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to two times his base salary on or before the termination of his employment and all restricted stock awards would become vested as of the date of termination.

The term “good reason,” as defined in the agreement, includes: (A) a material breach of the terms of the agreement by the Company; (B) the assignment by the Company to Mr. Herbert of duties in any way materially inconsistent with his authorities, duties, or responsibilities, or a material reduction or alteration in the nature or status of his authority, duties, or responsibilities as the Chief Executive Officer of the Company; (C) the Company reduces Mr. Herbert’s annual base salary; or (D) a material reduction by the Company in the kind or level of employee benefits to which Mr. Herbert is entitled immediately prior to such reduction with the result that his overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally. As a condition to Mr. Herbert receiving any payments or benefits upon the termination of his employment for good reason, Mr. Herbert shall have executed and delivered (and not revoked) a release of any and all claims, suits, or causes of action against the Company and its affiliates in form reasonably acceptable to the Company.

The agreement also provides that as a condition of the consummation of a USA Transaction, the successor to the Company’s business or assets would agree to assume and perform Mr. Herbert’s employment agreement. If any such successor would not do so, Mr. Herbert’s employment would terminate on the date of consummation of the USA Transaction, and the Company would pay to Mr. Herbert a lump sum equal to two times his base salary on or before the termination of his employment and all restricted stock awards would become vested as of the date of termination.

If Mr. Herbert’s employment had been terminated as of June 30, 2013 (when the closing price per share was $1.74) (i) by him for good reason, or (ii) by the Company without cause, or (iii) if a successor to the Company’s business or assets had not agreed to assume and perform his employment agreement as a condition to the consummation of a USA Transaction, then Mr. Herbert would have been entitled to receive: (a) an aggregate cash payment of twice his annual base salary or $682,454; (b) an aggregate of 33,334 shares previously granted to him under his employment agreement, which would become automatically vested as of the date of termination, with a value of $58,001; and (c) an aggregate of 23,809 shares previously granted to him  during September  2012, which would automatically become vested as of the date of termination, with a value of $41,428.

The November 2013 amendment to Mr. DeMedio’s employment agreement provides that (i) if following a USA Transaction, Mr. DeMedio would terminate his employment with the Company for good reason, or (ii) if the Company would terminate his employment at any time without cause, or (iii) if the Company would provide Mr. DeMedio with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to one times his base salary on or before the termination of his employment and all restricted stock awards would become vested as of the date of termination.

The term “good reason” as defined in the amendment includes any of the following which have occurred within 12 months following a USA Transaction: (A) a material breach of the terms of the agreement by the Company; (B) the assignment by the Company to Mr. DeMedio of duties in any way materially inconsistent with his authorities, duties, or responsibilities and status as Chief Financial Officer, or a material reduction or alteration in the nature or status of his authority, duties, or responsibilities as Chief Financial Officer; (C) the Company reduces Mr. DeMedio’s annual base salary; or (D) a reduction by the Company in the kind or level of employee benefits to which Mr. DeMedio is entitled immediately prior to such reduction with the result that his overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally. As a condition to Mr. DeMedio receiving any payments or benefits upon the termination of his employment for good reason, Mr. DeMedio shall have executed and delivered (and not revoked) a release of any and all claims, suits, or causes of action against the Company and its affiliates in form reasonably acceptable to the Company.

The amendment also provides that as a condition of the consummation of a USA Transaction, the successor to the Company’s business or assets would agree to assume and perform Mr. DeMedio’s employment agreement. If any such successor would not do so, Mr. DeMedio’s employment would terminate on the date of consummation of the change in control, and the Company would pay to Mr. DeMedio a lump sum equal to one times his base salary and all restricted stock awards would become vested.

If Mr. DeMedio’s employment had been so terminated as of June 30, 2013 (when the closing price per share was $1.74), then Mr. DeMedio would have been entitled to receive: (a) an aggregate cash payment of one times his annual base salary or $234,265; and (b) an aggregate of 8,334 shares previously granted to him under his employment agreement, which would become automatically vested as of the date of termination, with a value of $14,501.

Compensation Committee Interlocks And Insider Participation

During the fiscal year 2013, Jack E. Price, Albin F. Moschner, Frank A. Petito, III, and Steven D. Barnhart served at various times as members of the Compensation Committee of our Board of Directors. No member of the Compensation Committee was, during fiscal year 2013, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K of the General Rules and Regulations of the Securities and Exchange Commission.

During the last fiscal year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company's management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Albin F. Moschner
Steven D. Barnhart

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each of our directors and executive officers, and each beneficial owner of more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission an initial report on Form 3 of the person’s beneficial ownership of our equity securities and subsequent reports on Form 4 regarding changes in ownership. On the basis of reports of our directors and executive officers, and except as provided in the next paragraph, we believe that each person subject to the filing requirements with respect to us satisfied all required filing requirements during the 2013 fiscal year.

During the 2013 fiscal year, each of Albin F. Moschner and Stephen P. Herbert filed two late Form 4s.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is that all related party transactions, which are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, are to be reviewed and approved by the Audit Committee for any possible conflicts of interest. This policy is evidenced in the Charter of the Audit Committee.

COST OF SOLICITING PROXIES

We will bear the cost of the solicitation of proxies by the Company. In addition to mail and e-mail, proxies may be solicited personally, by advertisement, via the Internet or by telephone or facsimile, by our directors, officers and other employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2015 Annual Meeting of Shareholders must be received by the Secretary of the Company at the principal offices of the Company no later than January 15, 2015, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. However, if the date of the 2014 Annual Meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.

In order to be properly brought before the 2015 Annual Meeting, our bylaws provide that a shareholder’s notice of a matter that the shareholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), as well as any director nominations, must be received by the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the date of the 2014 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than March 20, 2015 and no later than the close of business on April 19, 2015, unless our Annual Meeting date occurs more than 30 days before or 60 days after June 18, 2015. In that case, we must receive proposals not earlier than the close of business on the 90th day prior to the date of the 2015 Annual Meeting and not later than the close of business on the later of: (i) the 60th day prior to the date of the 2015 Annual Meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of the 2015 Annual Meeting.

Notices of intention to present proposals at the 2014 Annual Meeting must be addressed to: Office of the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania, 19355. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Company may satisfy the rules promulgated by the Securities and Exchange Commission regarding delivery of proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact us at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, or phone number, 610-989-0340. If your shares are held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 has been mailed with this proxy statement. In addition, we will provide without charge to any shareholder, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as filed with the Securities and Exchange Commission, including the financial statements and exhibits to the Form 10-K. Requests for copies of the Form 10-K should be directed to Investor Relations Department, USA Technologies, Inc., Suite 140, 100 Deerfield Lane, Malvern, Pennsylvania 19355.

You may review our filings with the Securities and Exchange Commission by visiting our website at www.usatech.com.

By Order of the Board of Directors,

May 15, 2014	/s/ Stephen P. Herbert
STEPHEN P. HERBERT
Chairman and Chief Executive Officer

APPENDIX “A”

 USA TECHNOLOGIES, INC.
2014 STOCK OPTION INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications, and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for awards in the form of Options (which may constitute incentive stock options or non-statutory stock options).

SECTION 2. DEFINITIONS.

(a)  "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

(b)  "Change in Control" shall mean the occurrence of any of the following events:

(i) the acquisition by any person, entity or group required to file (or which  would be required to file if the Company had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934 ("Exchange Act") or any acquisition by any person entitled to file (or which would be entitled to file if the Company had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of  the Company’s then outstanding voting securities entitled to vote generally in the election of  Directors (the "Outstanding Shares"); or

(ii)            a change in the composition of the Board of Directors of the Company over a period of twenty-four (24) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company). The term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement, or (ii) who was nominated or elected subsequent to such date by at least a majority (but not less than three) of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority (but not less than three) of the directors who were Continuing Directors at the time of such nomination or election, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person, entity or group other than the Board of Directors of the Company; or

 (iii) (x) the consummation of a merger, reorganization, or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction, (y) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company, or (z) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company (hereinafter, a "Business Combination").

Notwithstanding subsection (iii) above, and other than in connection with a liquidation or dissolution of the Company referred to in subsection (iii)(y) above, a Business Combination described in subsection  (iii)  above shall not constitute  a Change in Control if following such Business Combination,  (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than  51% of   the Outstanding Shares of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns  the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and  (B) no person owns, directly or indirectly, 49% or more of the Outstanding Shares  of the entity resulting from such Business Combination  except to the extent that such ownership existed prior to the Business Combination.

(c) “Cause” shall mean with respect to the termination of a Participant’s employment, termination of such employment by the Company for any of the following reasons:

(i) The continued refusal or omission by the Participant to perform any material duties required of him by the Company if such duties are consistent with duties customary for the position held with the Company;

(ii) Any material act or omission by the Participant involving malfeasance or gross negligence in the performance of Participant’s duties to, or material deviation from any of the policies or directives of, the Company;

(iii) Conduct on the part of Participant which constitutes the breach of any statutory or common law duty of loyalty to the Company; or

(iv)  Any illegal act by Participant which materially and adversely affects the business of the Company or any felony committed by Participant, as evidenced by conviction thereof, provided that the Company may suspend Participant with pay while any allegation of such illegal or felonious act is investigated.

(d)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(e)  "Committee" shall mean the Compensation Committee of the Board of Directors.

(f)  "Company" shall mean USA Technologies, Inc., a Pennsylvania corporation.

(g)  "Consultant" shall mean a consultant or advisor who provides bona fide services to the Company as an independent contractor (not including service as a member of the Board of Directors) in each case who is not an Employee.

(h)  "Employee" shall mean any individual who is an employee of the Company including any such employee who is also a director of the Company.

(i)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(j)  "Exercise Price" shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

(k)  "Fair Market Value" with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows:

(i)  If the Stock was traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market, or on the next preceding trading day if such date was not a trading date; or

 (ii)  If subsection (i) does not apply, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(l)  "ISO" shall mean an employee incentive stock option described in Section 422 of the Code.

(m)  "Nonstatutory Option" or "NSO" shall mean an employee stock option that is not an ISO.

(n)  "Option" shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(o)  "Optionee" shall mean an individual or estate who holds an Option.

(p)  "Outside Director" shall mean a member of the Board of Directors who is not an employee of, or paid consultant to, the Company.

(q)  "Participant" shall mean an individual or estate who holds an Option.

(r)  "Plan" shall mean this 2014 Stock Option Incentive Plan of USA Technologies, Inc., as amended from time to time.

(s)  "Share" shall mean one share of Stock, as adjusted in accordance with Section 8 (if applicable).

(t)  "Stock" shall mean the Common Stock of the Company.

(u)  "Stock Option Agreement" shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to such Option.

SECTION 3. ADMINISTRATION.

(a)    Committee.  The Plan shall be administered by the Committee.

(b) Executive Officer Grants. If Options are to be awarded under the Plan to an Employee who is an executive officer of the Company (i.e., an officer who is required to file reports under Section 16 of the Exchange Act) or to an Outside Director, any such award shall also be approved by the Board of Directors.

 (c)    Non-Executive Officer Grants. Subject to any and all other authority of the Committee under the Plan, the Chairman and Chief Executive Officer of the Company may designate Employees (other than officers who are required to file reports under Section 16 of the Exchange Act) to receive Options and the number of Options to be received by such persons; provided, however, that the Committee and the Chairman and Chief Executive Officer shall on an annual basis agree upon and specify the total number of Shares subject to the Options that may be so designated.

(d)    Committee Responsibilities.  Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)  To interpret the Plan and to apply its provisions;

(ii)  To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)  To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)  To determine when Options are to be granted under the Plan;

(v)  To select the Optionees;

(vi)  To determine the number of Shares to be made subject to each Option;

(vii)  To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, and the vesting or duration of the Option (including accelerating the vesting of Options, either at the time of the Option or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Option;

(viii)  To amend any outstanding Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant's rights or obligations would be materially impaired;

(ix)  To prescribe the consideration for the grant of each Option or other right under the Plan and to determine the sufficiency of such consideration;

(x)  To determine the disposition of each Option or other right under the Plan in the event of a Participant's divorce or dissolution of marriage;

(xi)  To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Stock Option Agreement;

(xii)  To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Option; and

(xiii)  To take any other actions deemed necessary or advisable for the administration of the Plan.

All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees, and all persons deriving their rights from an Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, or any Option.

SECTION 4. ELIGIBILITY.

 Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Non-statutory Options.

SECTION 5. STOCK SUBJECT TO PLAN.

(a)    Basic Limitation.   Shares subject to the Options to be awarded under the Plan shall be authorized but unissued Shares. The aggregate number of Shares authorized for issuance under the Plan shall not exceed 750,000 Shares. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 8. The number of Shares that are subject to Options outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. In no event will there be available greater than 750,000 Shares for purposes of issuance of ISOs under the Plan, subject to adjustment pursuant to Section 8.

(b) Prior Plans. All prior equity plans of the Company and any outstanding awards issued thereunder shall remain in full force and effect and shall not be affected by this Plan, including the 2013 Stock Incentive Plan and the 2012 Stock Incentive Plan.

(c) Share Counting. Shares covered by an Option shall be subtracted from the Plan share reserve as of the Option date as provided in subsection (i) below, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (ii) through (iv) below.

(i) Awards of Options shall count against the number of Shares remaining available for issuance under the Plan as one Share for each Share covered by such Options.

(ii) The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to awards made under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(iii) Shares withheld from an Option to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Options granted under the Plan, and Shares delivered by a Participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(iv) To the extent that all or a portion of an Option is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, any unissued or forfeited Shares subject to the Option will be added back to the Plan share reserve and again be available for issuance pursuant to Options made under the Plan.

SECTION 6.  TERMS AND CONDITIONS OF OPTIONS.

(a)    Stock Option Agreement.     Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical and may be different from each other Stock Option Agreement.

(b)    Number of Shares.  Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8.

(c)    Exercise Price.  Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Section 6(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 7.

(d)    Withholding Taxes.  As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, or local withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, or local withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e)    Exercisability and Term.  Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Committee. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's employment or service with the Company. Subject to the foregoing in this Section 6(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f)    Exercise of Options.  Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee's employment or service with the Company, and the right to exercise the Option of any executors or administrators of the Optionee's estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g)    Annual Limit On Incentive Options. To the extent required for ISO treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares, with respect to which ISOs granted under the Plan and any other plan of the Company become exercisable for the first time by an Optionee during any calendar year, shall not exceed $100,000.

(h)    No Rights as a Shareholder.  An Optionee, or a transferee of an Optionee, shall have no rights as a shareholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 8.

(i)    No Repricing of Options. Without the prior approval of the shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash or Options with an exercise or base price that is less than the exercise price of the original Option, and (iii) the Company may not repurchase an Option for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(j)    Restrictions on Transfer of Shares.  Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. PAYMENT FOR SHARES.

(a)    General Rule.   The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 7(b) through Section 7(g) below.

(b)    Surrender of Stock.  To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c)     Cashless Exercise.  To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(d)    Exercise/Pledge.  To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(e)    Other Forms of Payment.   To the extent that a Stock Option Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(f)    Limitations under Applicable Law.  Notwithstanding anything herein or in a Stock Option Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 8. ADJUSTMENT OF SHARES.

(a) Adjustments.  In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)  The number of Shares subject to Options available for future awards under Section 5;

(ii)  The number of Shares covered by each outstanding Option; and

(iii)  The Exercise Price under each outstanding Option.

Except as provided in this Section 8, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

 (b)    Reservation of Rights.  Except as provided in this Section 8, an Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

ARTICLE 9.   CHANGE IN CONTROL

In order to preserve an Optionee’s rights in the event of a Change in Control of the Company:

 (a)  The Committee shall have the discretion to provide in each Stock Option Agreement the terms and conditions that relate to (i) vesting of such Option in the event of a Change in Control, and (ii) assumption of such Options or issuance of comparable securities under an incentive program in the event of a Change in Control. The aforementioned terms and conditions may vary in each Stock Option Agreement.

(b) If the terms of an outstanding Stock Option Agreement provide for accelerated vesting in the event of a Change in Control, or to the extent that an Option is vested and not yet exercised, the Committee in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.

(c) Outstanding Options shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.

(d) The Committee shall cause written notice of a proposed Change in Control transaction to be given to an Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

SECTION 10.  LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company's securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option granted under the Plan.

SECTION 11. TAXES.

(a)    Withholding Taxes.  To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares until such obligations are satisfied.

(b)    Share Withholding.  The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

SECTION 12. OTHER PROVISIONS APPLICABLE TO AWARDS.

Unless the Stock Option Agreement (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Option granted under this Plan, nor any interest in such Option, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 12 shall be void and unenforceable against the Company. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options.

SECTION 13. CANCELLATION & RESCISSION

(a)  Non-Competition. Unless a Stock Option Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Option at any time if the Participant is not in compliance with all applicable provisions of the Stock Option Agreement and the Plan or if the Participant engages in any “Adverse Activity.” For purposes of this Section 13, “Adverse Activity” shall include: (i) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (ii) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company; or (iii) activity that results in termination of the Participant’s employment for Cause.

(b)   Agreement Upon Exercise. Upon exercise, payment or delivery pursuant to a Stock Option Agreement, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of clauses (i) through (iii) of Section 13 hereof prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to a Stock Option Agreement, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

SECTION 14. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company reserves the right to terminate any person's employment or service at any time and for any reason, with or without notice.

SECTION 15.  FORM S-8.

(a) Promptly upon the approval of this Plan by the Board of Directors of the Company and the shareholders, the Company shall, at its cost and expense, register under the Securities Act of 1933 pursuant a to Form S-8 registration statement all of the Stock issuable under the Plan.

(b) Notwithstanding anything else set forth herein, an award shall not be made to any Director, Consultant or Employee unless such person is eligible to receive Stock which has been registered under a Form S-8 registration statement. In this regard, any Stock issuable to a Consultant or Director shall be issued to an individual who provided bona fide services to the Company and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction, and shall not directly or indirectly promote or maintain a market for the Company’s securities.

(c) The documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement, and any additional information about the Company, the Plan and the Committee may be obtained, without charge, upon written request made to the Company at 100 Deerfield Lane, Suite 140, Malvern, PA 19355, Attn: Stephen P. Herbert, Chief Executive Officer, or by calling 610-989-0340.

SECTION 16. DURATION AND AMENDMENTS.

(a)    Term of the Plan.  The Plan shall become effective upon its approval by the Board of Directors, subject to the approval of the Plan by the shareholders of the Company at the Company’s annual meeting of shareholders to be held on June 18, 2014, and any adjournment or postponement thereof. The Plan, as set forth herein, shall terminate automatically on May 14, 2024 (on the tenth anniversary of the effective date of this Plan) and may be terminated on any earlier date pursuant to subsection (b) below. No Options shall be awarded under the Plan until the shareholders have approved the Plan.

(b)    Right to Amend or Terminate the Plan.  The Board of Directors may amend or terminate the Plan at any time and from time to time. Rights and obligations under any award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules.

(c)    Effect of Termination.  No Options shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Options previously granted under the Plan and any such outstanding Options shall continue in full force and effect in accordance with their respective terms.

(d)            Choice of Law. To the extent that federal laws (such as the 1934 Act, or the Code) do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the Commonwealth of Pennsylvania and construed accordingly.

Dated: May 14, 2014

ANNUAL MEETING OF SHAREHOLDERS OF
USA TECHNOLOGIES, INC.
June 18, 2014
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement, proxy card and annual report on Form 10-K are available at -http://www.astproxyportal.com/ast/14591

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:				2.	Ratification of the appointment of McGladrey LLP as the independent registered public accounting firm of the
			NOMINEES:			Company for fiscal year ending June 30, 2014.
	☐	FOR ALL NOMINEES
			¡	Deborah G. Arnold		☐	FOR	☐	AGAINST	☐	ABSTAIN
	☐	WITHHOLD AUTHORITY	¡ ¡	Steven D. Barnhart Joel Brooks
			¡	Stephen P. Herbert	3.	Approval of the 2014 Stock Option Incentive Plan
	☐	FOR ALL EXCEPT	¡	Albin F. Moschner
		(see instructions below)	¡	William J. Reilly, Jr.		☐	FOR	☐	AGAINST	☐	ABSTAIN
			¡	William J. Schoch

					4.	Advisory vote on named executive officer compensation
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold,
						☐	FOR	☐	AGAINST	☐	ABSTAIN

		as shown here: ●			5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

USA TECHNOLOGIES, INC.

2014 ANNUAL MEETING OF SHAREHOLDERS
JUNE 18, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Stephen P. Herbert and David M. DeMedio, or either of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., held of record by the undersigned at the close of business on April 4, 2014, at the Annual Meeting of Shareholders to be held on June 18, 2014 and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)